EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-148002 on Form S-8 of our report dated June 2, 2009, June 30, 2010 as to Note 2, relating to the 2007 and 2008 consolidated financial statements of Tongjitang Chinese Medicines Company and subsidiaries (which report express an unqualified opinion and includes explanatory paragraphs regarding the retrospective application of the authoritative guidance regarding noncontrolling interests in consolidated financial statements and change in the composition of reportable segments ) appearing in the Annual Report on Form 20-F of Tongjitang Chinese Medicines Company for the year ended December 31, 2009.

/s/ Deloitte Touche Tohmatsu Deloitte Touche Tohmatsu Hong Kong
June 30, 2010